Exhibit 2.1

Equity Transfer Agreement of

Tai’an Tony Fun Shopping Mall Co., Ltd.

Party A (Transferor): Ms. Jing Ma

Party B (Transferee): Mr. Zhiqiang Han

For better development of the company, pursuant to the provisions in “Company Law of the PRC”, “Regulations of the PRC on the Administration of Company Registration” and relevant laws and regulations, both parties hereby conclude and enter into the following agreements through negotiation:

1.	Party A voluntarily agrees to transfer her equity interests in Tai’an Tony Fun Shopping Mall Co., Ltd. (hereinafter “Tai’an Tony Fun”), which is 30%, with a carrying value of RMB 6.3 million to Party B; the other shareholder, Beijing Tony Fun Investment Consulting Co., Ltd., agrees to waive its right of first refusal.
2.	After Party A lawfully transfers her equity interests to Party B, the rights she enjoys and the obligations she undertakes as a capital contributor in Tai’an Tony Fun will transfer to Party B; and Party B will abide by and execute the Articles of Tai’an Tony Fun.
3.	This agreement will come into effect as of the signature by both parties.

Party A (signature): Ms. Jing Ma

Party B (signature): Mr. Zhiqiang Han

Executed Date: March 15, 2018